                            SHARE PURCHASE AGREEMENT

                                 by and between

                         SR TECHNICS GROUP AMERICA, INC.

                                       and

                        WILLIS LEASE FINANCE CORPORATION

                                    regarding

                       WILLIS AERONAUTICAL SERVICES, INC.

                                      as of

                                NOVEMBER 7, 2000

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

DEFINITIONS AND USE OF TERMS.................................................1

      1.1   CONSTRUCTION.....................................................1

      1.2   DEFINITIONS......................................................1

SALE AND TRANSFER OF SHARES; CLOSING.........................................1

2.1   SHARES.................................................................1

2.2   PURCHASE PRICE.........................................................2

2.3   CLOSING................................................................2

2.4   CLOSING DELIVERIES.....................................................2

2.5   INVENTORY VALUATION....................................................3

2.6   PURCHASE PRICE ADJUSTMENT PROCEDURE....................................3

REPRESENTATIONS AND WARRANTIES OF SELLER.....................................5

3.1   ORGANIZATION AND GOOD STANDING.........................................5

3.2   ENFORCEABILITY; NO CONFLICT............................................5

3.3   CAPITALIZATION.........................................................6

3.4   FINANCIAL STATEMENTS...................................................7

3.5   BOOKS AND RECORDS......................................................7

3.6   ACCOUNTS RECEIVABLE....................................................7

3.7   INVENTORY..............................................................8

3.8   NO UNDISCLOSED LIABILITIES.............................................8

3.9   NO MATERIAL ADVERSE CHANGE.............................................8

3.10  ABSENCE OF CERTAIN CHANGES AND EVENTS..................................8

3.11  PROPERTIES AND ASSETS; ENCUMBRANCES....................................9

3.12  CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS..........................10

3.13  INTELLECTUAL PROPERTY.................................................10

3.14  CONTRACTS; NO DEFAULTS................................................12

3.15  CUSTOMERS AND SUPPLIERS...............................................13

3.16  INSURANCE.............................................................14

3.17  TAXES.................................................................14

3.18  EMPLOYEE BENEFITS.....................................................16

3.19  LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE............................18

3.20  ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.............................19
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3.21  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.......20

3.22  CERTAIN PROCEEDINGS; ORDERS...........................................20

3.23  EMPLOYEE RESTRICTIONS.................................................21

3.24  RELATIONSHIPS WITH RELATED PERSONS....................................21

3.25  BROKERS OR FINDERS....................................................22

3.26  DISCLOSURE............................................................22

REPRESENTATIONS AND WARRANTIES OF BUYER.....................................22

4.1   ORGANIZATION..........................................................22

4.2   ENFORCEABILITY; NO CONFLICT...........................................22

4.3   CERTAIN PROCEEDINGS...................................................23

4.4   INVESTMENT INTENT.....................................................23

4.5   BROKERS OR FINDERS....................................................24

COVENANTS OF SELLER BEFORE CLOSING..........................................24

5.1   ACCESS AND INVESTIGATION..............................................24

5.2   OPERATION OF THE BUSINESS OF THE COMPANY..............................25

5.3   NEGATIVE COVENANT.....................................................25

5.4   REQUIRED APPROVALS....................................................25

5.5   NOTIFICATION..........................................................25

5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS............................26

5.7   NO NEGOTIATION........................................................26

5.8   REASONABLE COMMERCIAL EFFORTS.........................................26

5.9   SELLER'S OPTIONS......................................................26

COVENANTS OF BUYER BEFORE CLOSING...........................................26

6.1   REQUIRED APPROVALS....................................................26

6.2   REASONABLE COMMERCIAL EFFORTS.........................................27

6.3   NOTIFICATION..........................................................27

6.4   ARRANGEMENTS REGARDING EMPLOYEE BENEFITS .............................27

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.........................28

7.1   ACCURACY OF REPRESENTATIONS...........................................28

7.2   SELLER'S PERFORMANCE..................................................29

7.3   CONSENTS..............................................................29

7.4   ADDITIONAL DOCUMENTS..................................................29

7.5   NO PROCEEDINGS........................................................29

7.6   NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS..................30


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7.7   NO PROHIBITION........................................................30

CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE........................30

8.1   ACCURACY OF REPRESENTATIONS...........................................30

8.2   BUYER'S PERFORMANCE...................................................30

8.3   CONSENTS..............................................................31

8.4   ADDITIONAL DOCUMENTS..................................................31

8.5   NO PROHIBITION........................................................31

8.6   NO PROCEEDINGS........................................................31

TERMINATION.................................................................31

9.1   TERMINATION EVENTS....................................................31

9.2   EFFECT OF TERMINATION.................................................32

INDEMNIFICATION; REMEDIES...................................................32

10.1  SURVIVAL, RIGHT TO INDEMNIFICATION; WAIVER............................32

10.2  INDEMNIFICATION BY SELLER.............................................33

10.3  INDEMNIFICATION BY BUYER..............................................34

10.4  TIME LIMITATIONS......................................................35

10.5  LIMITATIONS ON INDEMNIFICATION--SELLER................................35

10.6  LIMITATIONS ON INDEMNIFICATION--BUYER.................................36

10.7  PROCEDURE FOR INDEMNIFICATION--DEFENSE OF THIRD-PARTY CLAIMS..........36

10.8  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS...........................37

ARTICLE 11 TAX MATTERS......................................................37

11.1  TAX RETURNS...........................................................37

11.2  INDEMNIFICATION OF SELLER.............................................38

11.3  INDEMNIFICATION OF BUYER..............................................38

11.4  APPORTIONMENT OF TAXES................................................38

11.5  INDEMNIFICATION PROCESS...............................................38

11.6  TIMING OF PAYMENT.....................................................39

11.7  CHARACTERIZATION OF INDEMNITY PAYMENT.................................39

11.8  TRANSACTIONAL TAXES...................................................39

11.9  TAX SHARING AGREEMENTS................................................40

11.10 TAX ELECTIONS; NET OPERATING LOSSES...................................40

11.11 TAX RECORDS...........................................................40

11.12 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT.................40

11.13 TAX ELECTIONS.........................................................40


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11.13 MISCELLANEOUS.........................................................41

OTHER AGREEMENTS............................................................41

12.1  PUT OPTION WITH RESPECT TO RUN-OUT ENGINES............................41

12.2  SALES OF INVENTORY....................................................41

12.3  UCC TERMINATION STATEMENTS AND RELEASES...............................43

12.4  ESTIMATION OF INVENTORY VALUE.........................................43

GENERAL PROVISIONS..........................................................43

14.1  EXPENSES..............................................................43

14.2  PUBLIC ANNOUNCEMENTS..................................................43

14.3  CONFIDENTIALITY.......................................................44

14.4  NOTICES...............................................................44

14.5  FURTHER ASSURANCES....................................................46

14.6  INCORPORATION OF SCHEDULES............................................46

14.7  ENTIRE AGREEMENT AND MODIFICATION.....................................46

14.8  DISCLOSURE SCHEDULE...................................................46

14.9  TIME OF ESSENCE.......................................................46

14.10 SEVERABILITY..........................................................46

14.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS....................47

14.12 ENFORCEMENT OF AGREEMENT..............................................47

14.13 WAIVER................................................................47

14.14 ARBITRATION SERVICE OF PROCESS........................................48

14.15 GOVERNING LAW.........................................................49

14.16 COUNTERPARTS..........................................................49


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

                            SHARE PURCHASE AGREEMENT

      This Share Purchase Agreement is made as of November 7, 2000 by and between SR Technics Group America, Inc., a Delaware corporation ("Buyer"), and Willis Lease Finance Corporation, Inc., a Delaware corporation ("Seller").

                              PRELIMINARY STATEMENT

      Seller desires to sell, and Buyer desires to purchase, all of the outstanding shares (the "Shares") of Willis Aeronautical Services, Inc., a California corporation, and a wholly-owned subsidiary of Seller (the "Company"), on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

                                  1. ARTICLE 1

                          DEFINITIONS AND USE OF TERMS

1.1 CONSTRUCTION

      Any reference in this Agreement to an "Article," "Section" or "Part" refers to the corresponding Article, Section and Part of this Agreement or the Disclosure Schedule, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" or "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.2 DEFINITIONS

      For the purposes of this Agreement, the capitalized terms and variations on them have the meanings specified in Schedule 1.2.

                                    ARTICLE 2

                      SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

      Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2 PURCHASE PRICE


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      Subject to the post-closing adjustments paid pursuant to Section 2.6, the purchase price for the Shares (the "Purchase Price") will be the Estimated Adjusted Net Book Value, plus the Estimated Closing Date Inventory Value, plus U.S.$2,500,000 (the "Initial Purchase Price").

2.3 CLOSING

      The Closing will take place at the offices of the Seller within five business days of the satisfaction or waiver of each of the conditions set forth in Articles 7 and 8 or at such other time and place as the parties mutually agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement at the place and on the date determined by the previous sentence will result in the termination of this Agreement and will relieve each party of any obligation under this Agreement.

2.4 CLOSING DELIVERIES

      At the Closing:

      (a) Seller will deliver to Buyer:

            (i) certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers in blank);

            (ii) a pay-off letter from First Union National Bank with respect to the amount owed to such bank by Company pursuant to the Revolving Credit Agreement in the form attached hereto as Exhibit A; and

            (iii) a certificate executed by the chief executive officer of Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if then made (giving full effect to any supplements to the Disclosure Schedule that Seller delivered to Buyer before the Closing Date in accordance with Section 5.5).

      (b) Buyer will deliver to Seller:

            (i) the Initial Purchase Price by wire transfer to an account specified by Seller;

            (ii) a certificate executed by the chief executive officer of Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if then made; and

            (iii) a certificate executed by the chief executive officer of SR Technics Group, a company organized under the laws of Switzerland ("SRT") to the effect that, except as otherwise stated in such certificate, each of SRT's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if then made.

      (c) The Company and Seller will enter into the Transition Services Agreement and the Consulting Agreement.


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

2.5 INVENTORY VALUATION

      The Inventory as of May 31, 2000 ("May 31 Inventory") has an agreed to value of U.S.$15,000,000 (the "Initial Inventory Value"). The Inventory value will be calculated as of the Closing Date according the rules listed below:

      (a) If material was May 31 Inventory and was sold prior to the Closing Date (the "Sold Inventory"), the "Sold Inventory Valuation Adjustment" will be calculated as follows: the Sold Inventory Valuation Adjustment is equal to the
(i) sales price less (I) any repair and overhaul expenses incurred after May 31, 2000 and less (II) any gross profit margin of the Sold Inventory multiplied by
(ii) the corresponding Valuation Percentage, as listed on Schedule 2.5. The May 31 Inventory that remains in the Inventory on the Closing Date will not affect the Sold Inventory Valuation Adjustment.

      (b) If new Inventory has been purchased between June 1, 2000 and the Closing Date, and is still in the Inventory as of the Closing Date (the "New Inventory"), any increase in the value of the total Inventory (the "New Inventory Valuation Adjustment") will be calculated as follows: the New Inventory Valuation Adjustment will be equal to the net book value of the New Inventory as of the Closing Date. Only JT8D spare parts will be counted in the New Inventory. No other spare parts will be considered New Inventory. Any Inventory purchased and sold between June 1, 2000 and the Closing Date will not be factored into the calculation of the New Inventory Valuation Adjustment.

      (c) If the Company incurs any repair and overhaul expenses between June 1, 2000 and the Closing Date which are directly attributable to May 31 Inventory or New Inventory, the cost of these expenses, excluding the amount attributable to Sold Inventory, will be referred to as the "Repair and Overhaul Valuation Adjustment".

      (d) The "Closing Date Inventory Value" is the aggregate of (i) the Initial Inventory Value, minus (ii) any Sold Inventory Valuation Adjustment, plus (iii) any New Inventory Valuation Adjustment, plus (iv) any Repair and Overhaul Valuation Adjustment.

2.6 PURCHASE PRICE ADJUSTMENT PROCEDURE

      (a) The "Adjustment Amount" (which may be a positive or negative number) will be equal to (i) Adjusted Net Book Value, plus the Closing Date Inventory Value plus U.S.$2,500,000 minus (ii) the Initial Purchase Price. "Adjusted Net Book Value" means the amount calculated by subtracting the book value of the liabilities (excluding the Company's debt to Seller and affiliates) as of the Closing Date from the book value of the Company's assets (excluding the net book value of Inventory (including aircraft engines that are part of Inventory)) as of the Closing Date.

      (b) Buyer will cause the Company to prepare a statement of the Adjusted Net Book Value and Closing Date Inventory Value as of the Closing Date (the "Adjusted Statement"). The Adjusted Net Book Value will be determined consistent with the accounting policies and procedures used in the preparation of the Company May 31 Balance Sheet. Buyer will cause the Adjusted Statement to be audited by independent public accountants. Buyer will deliver the Adjusted Statement and the proposed Adjustment Amount to Seller within 60 days after the Closing Date. If within 30 days following delivery of the Adjusted Statement, Seller does not deliver to Buyer notice of any objection to the

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Adjusted Statement (which notice must contain a reasonably detailed statement of the basis of Seller's objection), then the Adjustment Amount will be paid under
Section 2.6(f).

      (c) If Seller disputes any items of the Adjusted Statement, then Seller will deliver to Buyer, within 30 days following Seller's receipt of the Adjusted Statement, a written notice specifying in reasonable detail all disputed items and the basis for such disputed items (a "Notice of Dispute"). If Seller delivers a Notice of Dispute, Buyer and Seller will, within 30 days following such notice (the "Resolution Period"), attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts will be in writing, and will be final, binding and conclusive.

      (d) If the parties are unable to resolve all disputes with respect to the Adjusted Statement prior to the expiration of the Resolution Period, issues remaining in dispute will be submitted, as soon as practicable (but no later than 30 days from the expiration of the Resolution Period), to public accountants of internationally recognized standing mutually acceptable to the parties that are not the regular accounting firm of either party (the "Neutral Auditors"). Each party will furnish to the Neutral Auditors such work papers and other documents and information relating to the disputed issues as the Neutral Auditors may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present the Neutral Auditors any material relating to the disputed issues and to discuss the issues with the Neutral Auditors. The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors will act as an expert and not as an arbitrator to determine only those issues with respect to the Adjusted Statement which are still in dispute. The Neutral Auditors' determination will be made as soon as practicable after their selection, will be set forth in a written statement (the "Neutral Auditors' Notice") delivered to Buyer and Seller and will be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees and expenses of the Neutral Auditors will be allocated by the Neutral Auditors between Buyer and Seller in proportion to the extent that either party did not prevail on its items in dispute; provided that so long as a party complies in all material respects in good faith with the procedures of this Section 2.6, such fees will not include the other party's outside counsel or accounting fees.

      (e) The Neutral Auditors will recalculate the Adjustment Amount based on the resolution of the issues in dispute.

      (f) On the tenth business day following (i) the expiration of the 30-day period for delivery of a Notice of Dispute (if no Notice of Dispute is given and subject to Section 2.6(c)), (ii) Buyer's and Seller's resolution of all objections pursuant to Section 2.6(c), or (iii) the date of the Neutral Auditors' Notice (as the case may be), if the Adjustment Amount is positive, Buyer will pay that amount to Seller, and if the Adjustment Amount is negative, Seller will pay the absolute value of that amount to Buyer, in accordance with the terms of this Section 2.6(f). All payments will be made by wire transfer to an account specified by the recipient, together with interest at the prime rate (as published in The Wall Street Journal on the Closing Date), compounded daily beginning on the Closing Date and ending on the date of payment.

      (g) The parties agree that no party will be deemed to be in breach of or default under this Agreement by reason of such party's technical failure to meet any of the timetables for performance specified in this Section 2.6, provided that such party will have made a good faith effort to meet such timetables and otherwise will have complied and will continue to comply in all material respects with the other provisions of this Section 2.6.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Subject to the Disclosure Schedule, which may be updated pursuant to
Section 5.5, Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Company Contracts. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or be in good standing will not have a Material Adverse Effect.

      (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect. Part 3.1 contains a complete and accurate listing of the Company's jurisdiction of formation and other jurisdictions in which it is authorized to do business.

3.2 ENFORCEABILITY; NO CONFLICT

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Assuming due authorization, execution and delivery by the other parties thereto, each Ancillary Agreement and Transaction Document to which Seller is a party will, upon execution and delivery, constitute Seller's legal, valid, and binding obligation, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements and Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, which actions have been duly authorized and approved by all necessary corporate action of Seller.

      (b) Except for requirements under the HSR Act or as otherwise disclosed in
Part 3.2(b), Seller and the Company are not and will not be required to give any notice to any Person or obtain any material Consent or material Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      (c) Except as disclosed in Part 3.2(c), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

            (i) Contravene any provision of the Organizational Documents of the Company, or any resolution adopted by the management or shareholders of the Company;

            (ii) Contravene any material provision or term of any Company Contract, Governmental Authorization, material Legal Requirement, or Order to which the Company, or any of the assets owned or used by the Company, may be subject; or

            (iii) result in the imposition or creation of any Encumbrance (other than in favor of Buyer) upon or with respect to any of the assets owned or used by the Company.

      (d) Except as disclosed in Part 3.2(d), neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of Seller's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Seller;

            (iii) any material Legal Requirement or Order to which Seller may be subject; or

            (iv) any material provision or term of any Contract to which Seller is a party or by which Seller may be bound.

3.3 CAPITALIZATION

      The authorized equity securities of the Company consist of 100,000 shares of common stock, no par value, of which 12,500 shares are issued and outstanding. The Shares represent all of the issued and outstanding shares in the Company. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, except for the liens of Union Bank of California and Bank of America and the liens of the banks pursuant to the Revolving Credit Agreement which shall be released on closing. No legend (other than legends required by applicable federal and state securities laws) or other reference to any purported Encumbrance appears upon any certificate representing the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts giving any Person any right, title or interest in or to the Shares, any equity securities or other securities of the Company. None of the Shares or other securities of the Company was issued in violation of any Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

      Seller has delivered to Buyer the following (collectively referred to as the "Financial Statements"): (a) the unaudited balance sheet of the Company at December 31, 1999 (the "Company's 1999 Balance Sheet") and (b) an unaudited balance sheet of the Company as at May 31, 2000 (the "Company May 31 Balance Sheet") and the related unaudited statement of income. The Financial Statements have been prepared in accordance with the books and records of the Company and fairly present the financial condition and the results of operations, changes in stockholders' and members' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except as otherwise noted in the notes or schedules, subject in the case of interim or unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the financial condition of the Company). Except as set forth in Part 3.4, the Financial Statements reflect the consistent application of accounting principles throughout the periods involved. No financial statements of any Person other than the Company as set forth on Part 3.4 are required by GAAP to be included in the Financial Statements.

3.5 BOOKS AND RECORDS

      The books of account, minute books, and other records of or pertaining to the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all corporate action taken by the Company's shareholders and directors and no such action has been taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company, except for books and records pertaining to both the Company and other business operations of Seller, copies of which Seller will make available to Buyer after the Closing promptly upon Buyer's request.

3.6 ACCOUNTS RECEIVABLE

      To Seller's Knowledge, all accounts receivable that are reflected on the Financial Statements, and the accounting records of the Company as of the Closing Date, as the case may be, (collectively the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The reserves with respect to such Accounts Receivable shown on the Financial Statements have been calculated consistent with past practice and in accordance with GAAP. To Seller's Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.7 INVENTORY

      Substantially all Inventory of the Company consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality. All inventories have been valued at the lower of cost or on a first in, first out basis. Inventories now on hand that were purchased after the date of the Company May 31 Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase.

3.8 NO UNDISCLOSED LIABILITIES

      Except as set forth in Part 3.8, the Company has no Liabilities except for Liabilities reflected or reserved against in the Company May 31 Balance Sheet or the Company's 1999 Balance Sheet, and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.9 NO MATERIAL ADVERSE CHANGE

      Since the date of the Company's 1999 Balance Sheet, nothing has had a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that may reasonably be expected to result in such a Material Adverse Effect.

3.10 ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as disclosed in Part 3.10, since the date of the Company May 31 Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

      (a) grant, by Seller or the Company, of any equity option or right to purchase shares of the Company; issuance of any security convertible into such equity; grant, by Seller or the Company, of any registration rights relating to any security of the Company; purchase, redemption, retirement, or other acquisition by the Company of any shares of the Company; or declaration or payment of any dividend or other distribution or payment with respect to any shares;

      (b) amendment to the Organizational Documents of the Company;

      (c) payment (except in the Ordinary Course of Business) or material increase by the Company of any bonuses, salaries, or other compensation to any director or employee, or (except in the Ordinary Course of Business) entry into any employment, severance, or similar Contract with any director or employee;

      (d) adoption of, material amendment to or material increase in the payments to or benefits under, any Plan or Other Benefit Obligation of the Company;

      (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Company;

      (f) entry by the Company into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, loan agreement or guaranty, or (ii) except in the Ordinary Course of Business, any Contract or transaction involving a total remaining commitment by or to the Company of at least U.S.$100,000;

      (g) sale (other than transfers of aircraft engines or Inventory which consists of airframe parts to Seller), lease, or other disposition of any material asset or property of the Company, including Intellectual Property, or the creation of any Encumbrance on any material asset of the Company, in each case other than in the Ordinary Course of Business;

      (h) cancellation or waiver of any claims or rights with a value to the Company in excess of U.S.$50,000 other than in connection with RMA's or returns of Inventory in the Ordinary Course of Business; or

      (i) change in the accounting methods used by the Company; or

      (j) Contract by the Company to do any of the foregoing.

3.11 PROPERTIES AND ASSETS; ENCUMBRANCES

      (a) Part 3.11(a) contains an accurate description (by subject leased Real Property, name of lessor, date of lease, and term expiration date) of all leases of Real Property in which the Company has a leasehold estate. The Company owns no real property.

      (b) To Seller's Knowledge, and except to the extent such use would not cause a Material Adverse Effect, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to "permitted non-conforming" use or structure classifications. To Seller's Knowledge, and except to the extent such non-compliance would not cause a Material Adverse Effect, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled and no part of any Improvement encroaches on any real property not included in the Real Property, and there are no improvements primarily situated on adjoining property which encroach on any part of the Real Property. To Seller's Knowledge, and except to the extent such failure would not cause a Material Adverse Effect, the Real Property on which each Improvement is located (i) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel of Real Property and comprising a part of the Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located thereon, and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller's Knowledge, and except to the extent such plan would not cause a Material Adverse Effect, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used in the conduct of the business of the Company. To the Knowledge of Seller, no Person other than the lessor, the Company or a Related Person of the Company has any right, title or interest in or to the Real Property.

3.12 CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS

      (a) Except as set forth on Part 3.12(a)(i), the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, and are adequate for the uses to which they are being put, except for such defects which would not cause a Material Adverse Effect. Except as set forth on Part 3.12(a)(ii), each item of tangible personal property of the Company with a value in excess of U.S.$15,000 is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the Ordinary Course of Business. Except as set forth on Part 3.12(a)(iii), the Real Property and tangible personal property owned or leased by the Company constitute substantially all real property and tangible personal property used by the Company that are necessary for the continued operation of the Company consistent with past practice after the Closing.

      (b) As of the Closing Date, the Company does not own or lease any aircraft engines except aircraft engines that are part of Inventory.

3.13 INTELLECTUAL PROPERTY

      (a) The "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by the Company, including:

            (i) the Company's name and all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

            (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

            (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); and

            (v) all rights in Internet websites and domain names presently used by the Company (collectively, "Net Names").

      (b) Part 3.13(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, and the Company has made available to Buyer accurate and complete copies, of all Company Contracts relating to the Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such Contract.

      (c) The Intellectual Property constitutes all the intellectual property necessary for the continued operation of the Company after the Closing in the same manner as before the Closing. Except as disclosed in Part 3.13(c), the Company is the owner or licensee of all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and has the absolute right to use all of the Intellectual Property without payment to a third party, except in respect of the licenses listed in Part 3.13(c).

      (d) The Company does not own, use or license (as licensor or licensee) any Patents.

      (e) Marks:

            (i) Part 3.13(e) contains a complete and accurate list and summary description of all Marks.

            (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to Seller's Knowledge, no such action is Threatened with respect to any of the Marks.

            (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

            (v) To Seller's Knowledge, no Mark is infringed or, to Seller's Knowledge, has been challenged or Threatened in any way. To Seller's Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any other Person in the United States.

            (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

      (f) Copyrights:

            (i) Part 3.13(f) contains a complete and accurate list of all registered Copyrights.

            (ii) All of the registered Copyrights are currently in compliance with material formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

            (iii) To Seller's Knowledge, no registered Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of any other Person.

            (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

      (g) Trade Secrets:

            (i) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets.

            (ii) The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To Seller's Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way or infringes any intellectual property.

      (h) The Company does not own, use or license (as licensor or licensee) any Net Names, except as disclosed on Part 3.13(h).

3.14 CONTRACTS; NO DEFAULTS

      (a) Part 3.14(a) contains a complete and accurate list, and Seller will, upon request of Buyer, deliver true and complete copies of:

            (i) all outstanding purchase and repair orders for an amount greater than U.S.$100,000;

            (ii) each Company Contract that was entered into in the Ordinary Course of Business that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of U.S.$250,000, except for outstanding purchase and repair orders for an amount greater than U.S.$100,000;

            (iii) each Company Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by the Company of an amount or value in excess of U.S.$100,000;

            (iv) each Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than U.S.$100,000 and with a term of less than one year);

            (v) each Company Contract with respect to Intellectual Property with an amount or value in excess of U.S.$50,000 or relating to agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

            (vi) each Company Contract with any labor union or other employee representative of a group of employees;

            (vii) each Company Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;

            (viii) each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

            (ix) each Company Contract providing for payments to or by any Person based on or determined by reference to sales, purchases, or profits, other than direct payments for goods;

            (x) each power of attorney of the Company that is currently effective and outstanding;

            (xi) each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

            (xii) each executory Company Contract for capital expenditures in excess of U.S.$100,000; and

            (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business.

      (b) Except as disclosed in Part 3.14(b), each Company Contract is in full force and effect in all material respects and is valid and enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Except as disclosed in Part 3.14(b), the Company has not Contravened, in any material respect, any of the applicable terms and requirements of such Contract, and Seller has no Knowledge of any Contravention of any Company Contract by the other party or parties to it. For purposes of this Section 3.14(b), any payment due under a Company invoice that remains outstanding beyond the invoice's payment term, but less than three months from the expiration of the payment term, will not be considered a Contravention of a Company Contract.

3.15 CUSTOMERS AND SUPPLIERS

      There exists no actual, and Seller has no Knowledge of any Threatened termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers, other than any such terminations, cancellations, limitations, or changes which would not be reasonably likely to have a Material Adverse Effect on the Company's relationships with its customers and suppliers, taken as a whole.

      Customers of the Company have not asserted claims for credits or refunds for products sold or services rendered or to be rendered by the Company pursuant to any Contract, understanding or practice of the Company, except to the extent such claims would not have a Material Adverse Effect.

3.16 INSURANCE

      The Seller maintains, and through the Closing will continue to maintain, in full force and effect insurance policies covering the Company's insurable business risks and Liabilities in adequate amounts to provide reasonable protection for the business of and the properties owned and used by the Company and for its directors and officers.

      The Seller and the Company have complied in all material respects with each such policy and program and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder.

3.17 TAXES

      Except as disclosed in Part 3.17:

      (a) The Company has filed (or has had filed on its behalf) on a timely basis all material Tax Returns as required by applicable Legal Requirements. Each such Tax Return is true, correct and complete in all material respects. All Taxes shown as due and owing on all such Tax Returns have been paid. The Company has not requested an extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed.

      (b) The Company has and will have no additional Liability for Taxes with respect to any Tax Return which was required by applicable Legal Requirements to be filed on or before the Closing Date, other than those reflected as liabilities on the Company May 31 Balance Sheet. The amounts reflected as liabilities on the Company May 31 Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

      (c) No federal, state, local or foreign audits or other Proceedings exist with regard to any Taxes or Tax Returns of the Company. Neither Seller nor the Company has received any written notice that an audit or other Proceeding is pending or Threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. Neither Seller nor the Company has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim against the Company for Taxes.

      (d) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

      (e) No written position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Company.

      (f) All material Taxes that the Company is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

      (g) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (h) There are no Tax liens (other than for Taxes not yet due and payable) upon the properties or assets of the Company.

      (i) The Company has not made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments that could be nondeductible by reason of Section 280G or 162(m) of the Code; nor will the Company be required to "gross up" or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

      (j) The Company will not be obligated to pay Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

      (k) The Company is not subject to any tax sharing, indemnity or allocation agreement.

      (l) The Company is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the Company.

      (m) Each asset with respect to which the Company claims depreciation or amortization or similar expense is owned by the Company for Tax purposes. None of the Company's assets are required to be, or are being, depreciated under the alternative depreciation system prescribed by Section 168(g) of the Code or subject to Section 168(f) of the Code. None of the Company's assets is property which the Company is required to treat as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

      (n) The Company is not bound by any election under Section 197 of the Code.

3.18 EMPLOYEE BENEFITS

      (a) Part 3.18(a)(i) contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations. Part 3.18(a)(ii) sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

      (b) Seller has delivered or made available to Buyer:

            (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries;

            (ii) all personnel, payroll, and employment manuals and policies with respect to Company employees;

            (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

            (iv) all currently effective insurance policies purchased by or to provide benefits under any Company Plan;

            (v) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and material Company Other Benefit Obligation, including all schedules thereto and the opinions of independent accountants;

            (vi) all registration statements filed with respect to any Company Plan;

            (vii) all reports submitted since 1997 by third-party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Company Plan or material Company Other Benefit Obligation;

            (viii) all notices that were given by the Company, any ERISA Affiliate or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, since 1997, including notices that are expressly mentioned elsewhere in this Article 3;

            (ix) all notices that were given by the IRS or the U.S. Department of Labor to the Company, any ERISA Affiliate or any Company Plan since 1997; and

            (x) with respect to Qualified Plans, the most recent determination letter issued by the IRS for each such Plan.

      (c) Except as disclosed in Part 3.18(c):

            (i) The Company has performed all of its material obligations under all Company Plans and with respect to all Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under the Company Plans and Company Other Benefit Obligations that have accrued but are not due.

            (ii) The Company, with respect to all Company Plans and Company Other Benefit Obligations, is and each Company Plan and Company Other Benefit Obligation is in material compliance with ERISA, the Code, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Article 3.

            (iii) Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Seller's Knowledge, is Threatened.

            (iv) Each Qualified Plan has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and its related trust is exempt from federal income tax under Code Section 501(a), and each such Plan is in material compliance in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under
Section 401(a) of the Code. To Seller's Knowledge, no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

            (v) There is no unfunded liability under any Company Plan.

            (vi) Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of ERISA.

            (vii) The Company has never established, maintained or contributed to, or had an obligation to maintain or contribute to, any VEBA, any organization or trust described in Code Sections 501(c)(17) or 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e).

            (viii) Neither the Company nor any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multiemployer Plan.

            (ix) Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the Company provides no health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

            (x) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

            (xi) Except as otherwise expressly provided in this Agreement, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

            (xii) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) with respect to which there is not an applicable exemption, has occurred with respect to any Company Plan.

            (xiii) Neither the Company nor Seller has any material Liability to the IRS with respect to any Plan, including any Liability imposed by Chapter 43 of the Code.

            (xiv) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under Code Sections 162 or 404.

            (xv) To the Knowledge of Seller, no event has occurred or circumstance exists that may result in (A) a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or (B) a material increase in benefit costs of Company Plans and Company Other Benefit Obligations that are self-insured.

            (xvi) Seller and the Company have been in material compliance with the provisions of ERISA Section 601 et seq. and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

3.19 LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE

      (a) The Company has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, and plant closing. The Company is not liable for the payment of any material fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      (b) Except as disclosed in Part 3.19(b):

            (i) The Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract.

            (ii) Since December 31, 1995, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company.

            (iii) To Seller's Knowledge, no event has occurred or circumstance exists that could be reasonably likely to provide the basis for any work stoppage or other labor dispute affecting the Company.

            (iv) There is not pending or, to Seller's Knowledge, Threatened any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, and to Seller's Knowledge, there is no organizational activity or other labor dispute against or affecting the Company or its Facilities.

            (v) To Seller's Knowledge, no application or petition for an election of or for certification of a collective bargaining agent representing the Company's employees is pending.

            (vi) No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon the Company or the conduct of its business.

            (vii) There is no lockout of any employees by the Company, and the Company contemplates no such action.

            (viii) To Seller's Knowledge, there has been no charge of discrimination filed against or, to Seller's Knowledge, Threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Body.

      (c) Part 3.19(c) contains a list of all current employees of the Company as of the date hereof together with titles, date of employment commencement, and descriptions of annual compensation.

3.20 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS

      Except as disclosed in Part 3.20:

      (a) The Company is, and at all times has been, in material compliance with, and has not been and is not in material Contravention of or subject to material liability under, any Environmental Law or Occupational Safety and Health Law. Neither Seller nor the Company has any reasonable basis to expect, nor has any of them received, any written Order, notice, or other communication from any Governmental Body or any other Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

      (b) There are no pending or Threatened material claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities, or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facility or any other property or asset (whether real, personal, or mixed) in which the Company has or had an interest. There are no circumstances with respect to any Facility, or the current or past business of the Company, that reasonably could be anticipated to result in any Environmental, Health and Safety Liabilities for the Company.

      (c) (i) To Seller's Knowledge, Hazardous Materials have not been generated, used, treated, handled or stored on, Released from, or transported to or from, any Facility by the Company in Contravention of any applicable Environmental Law; (ii) the Company has disposed of all wastes, including those wastes containing Hazardous Materials, in material compliance with all applicable Environmental Laws and Environmental Permits; and (iii) the

Company has not disposed or arranged (by contract, agreement or otherwise) for the disposal of any material or substance at any offsite location that has been or is listed by any Governmental Body as a location which poses a danger to the environment or to public health and safety.

      (d) In connection with the ownership, operation and use of the Facilities, all Environmental Permits necessary for the current use of the Facilities and the business of the Company as presently conducted have been obtained. Except as set forth in Part 3.20: (i) the Company has not received any written notice from any Governmental Body revoking, canceling, rescinding, suspending, modifying or refusing to renew any such Environmental Permit; and (ii) the Company is in material compliance in all respects with the Environmental Permits, and all of the Environmental Permits are in full force effect; and (iii) the consummation of the transaction contemplated hereby will not, in and of itself, result in any Environmental Permit no longer being valid or useable by the Company or Buyer in accordance with its terms in connection with the operation of the Company after the closing.

      (e) Seller and the Company have made available to Buyer copies of any and all reports, studies, analyses, tests, assessments, investigations or monitoring results in Seller's or the Company's possession pertaining to the Company or any Facility.

3.21 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a) Except as disclosed in Part 3.21(a):

            (i) The Company is, and at all times since 1995 has been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except to the extent such non-compliance would not result in a Material Adverse Effect.

            (ii) Neither Seller nor the Company has received, at any time since 1995, any written notice or other communication from any Governmental Body or any other Person regarding any actual or alleged material Contravention of any Legal Requirement by the Company.

      (b) Part 3.21(b) contains a complete and accurate list of each material Governmental Authorization that is required for the Business of the Company as currently conducted, all of which are valid and in full force and effect and will remain so with respect to the Company following the Closing.

3.22 CERTAIN PROCEEDINGS; ORDERS

            (a) Except as disclosed in Part 3.22(a), there is no material pending Proceeding:

            (i) by or against the Company; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To Seller's Knowledge, no such Proceeding has been Threatened. The Proceedings listed in Part 3.22(a) will not in the aggregate have a Material Adverse Effect.

      (b) Part 3.22(b) lists each Order to which the Company, or any of the assets owned or used by it, is or has been subject. To Seller's Knowledge, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

      (c) Except as disclosed in Part 3.22(c):

            (i) The Company is in full compliance with all of the terms and requirements of each material Order to which it, or any of the assets owned or used by it, is subject.

            (ii) Neither Seller nor the Company has received, at any time since 1995, any written notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any material Order to which the Company is subject.

3.23 EMPLOYEE RESTRICTIONS

      Except as set forth in Part 3.23, to Seller's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company or (ii) the ability of the Company to conduct its business, including any such agreements between Seller or the Company and any such employee or director. To Seller's Knowledge, no group of employees of the Company intends to terminate their employment with the Company.

3.24 RELATIONSHIPS WITH RELATED PERSONS

      Except as disclosed in Part 3.24, neither Seller nor any Related Person of Seller or of the Company has, or since January 1, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's business. Except as disclosed in Part 3.24, neither Seller nor any Related Person of Seller or of the Company, owns, or since January 1, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person (other than the Seller) that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for contracts in the Ordinary Course of Business between WLFC and the Company or as otherwise disclosed in Part 3.24, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.25 BROKERS OR FINDERS

      Other than Lazard Freres & Co. LLC ("Seller's Broker"), neither Seller nor any of its Representatives have incurred any Liability for financial advisor, brokerage or finders' fees with respect to the transactions contemplated by this Agreement and the Transaction Documents.

3.26 DISCLOSURE

      (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

      (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller on the date hereof and on the Closing Date as follows:

4.1 ORGANIZATION

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

4.2 ENFORCEABILITY; NO CONFLICT

      (a) Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Ancillary Agreements and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, which actions have been duly authorized and approved by all necessary corporate action of Buyer. Assuming the execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Assuming their execution and delivery by the other parties thereto, the Ancillary Agreements and the Transaction Documents to which Buyer is a party will, upon execution and delivery, constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      (b) Except as set forth in Schedule 4.2(b), Buyer is not and will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      (c) Except as set forth in Schedule 4.2(c), neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of Buyer's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

            (iii) any material Legal Requirement or Order to which Buyer may be subject; or

            (iv) any material provision or term of any Contract to which Buyer is a party or by which Buyer may be bound.

4.3 CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced by or against Buyer or SRT that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4 INVESTMENT INTENT

      (a) Buyer is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Buyer is purchasing the Shares for investment for Buyer's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

      (b) Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Buyer's investment intent as expressed herein.

      (c) Buyer further acknowledges and understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

      (d) Buyer further understands that at the time Buyer wishes to sell the Shares, there may be no public market upon which to make such a sale.

      (e) Buyer further warrants and represents that Buyer has either (i) a preexisting business relationship, with either the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Shares by virtue of the business or financial expertise of itself or of professional advisors to Buyer who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

      (f) Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

      (g) The purchase of the Shares by Buyer is permitted by the laws of the United States, Switzerland and the European Union and except as set forth on
Schedule 4.4(g), the purchase and the sale of the Shares does not require the filing of any notice, permit, registration or qualification with any governmental entity of the United States, Switzerland or the European Union.

      (h) SRT is the only beneficial equity owner of Buyer.

4.5 BROKERS OR FINDERS

      Other than PricewaterhouseCoopers ("Buyer's Broker"), neither Buyer nor any of its Representatives have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

4.6 DISCLOSURE

      No representation or warranty of Buyer or SRT in this Agreement and no statement in any Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 5

                       COVENANTS OF SELLER BEFORE CLOSING

5.1 ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, and upon reasonable advance notice from Buyer, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") reasonable access to the Company's personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request, subject to all relevant confidentiality obligations, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESS OF THE COMPANY

      Between the date of this Agreement and the Closing Date, Seller will cause the Company to:

      (a) conduct the business of the Company only in the Ordinary Course of Business;

      (b) confer with Buyer concerning operational matters of a material nature;

      (c) obtain the consent of Buyer as to the manner and terms of any transaction (or series of transactions) that results in a purchase of any new JT8D inventory by the Company for an amount of U.S.$250,000 or more and provide Buyer with monthly reports of sales of the Inventory made in the previous month; and

      (d) report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3 NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.10 is likely to occur.

5.4 REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, cooperate in all reasonable respects with Buyer in obtaining all Governmental Authorizations and Consents identified in Schedule 4.2(b) (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act); provided that in no event shall Seller be required to sell or transfer any of its businesses or assets to obtain HSR approval.

5.5 NOTIFICATION

      Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

      Except as expressly provided in this Agreement, Seller will cause all indebtedness owed by the Company to either Seller or any Related Person of Seller to be paid in full on or before the Closing Date.

5.7 NO NEGOTIATION

      Until such time, if any, as this Agreement is terminated pursuant to
Article 9, and except as required under the HSR Act, Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale of any of the shares of the Company, any merger or consolidation, or the sale of the business or any material portion of the assets of the Company (other than in the Ordinary Course of Business).

5.8 REASONABLE COMMERCIAL EFFORTS

      Except as provided in Section 5.4, Seller will use its reasonable commercial efforts to cause the conditions in Article 7 to be satisfied; provided that in no event shall Seller be required to sell or transfer any of its businesses or assets to obtain HSR approval.

5.9 SELLER'S OPTIONS

      Seller shall take all necessary actions to ensure that all outstanding options to acquire shares of Seller's common stock held by Company employees immediately prior to the Closing Date (the "Seller's Option") will become fully vested and exercisable on or before the Closing Date and will remain exercisable for at least three months following the Closing Date.

                                    ARTICLE 6

                        COVENANTS OF BUYER BEFORE CLOSING

6.1 REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Buyer will make all filings that Legal Requirements require it to make to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will (i) cooperate with Seller with respect to all filings that Legal Requirements require Seller to make in connection with the Contemplated Transactions, and (ii) cooperate in all reasonable respects with Seller in obtaining all Governmental Authorizations and Consents identified in Part 3.2(b); provided that in no event will Buyer be required to dispose of or make any change in any portion of its business or incur any other burden in order to obtain approval under the HSR Act.

6.2 REASONABLE COMMERCIAL EFFORTS

      Except as provided in Section 6.1, Buyer will use reasonable commercial efforts to cause the conditions in Article 8 to be satisfied.

6.3 NOTIFICATION

      Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer or Flightlease becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in
Article 8 impossible or unlikely.

6.4 ARRANGEMENTS REGARDING EMPLOYEE BENEFITS

      (a) Employee List. Attached as Part 3.19(c) is a list of all employees of the Company as of the date hereof. Buyer and Seller agree that as of the Closing Date, Part 3.19(c) will be updated to reflect new hires of the Company during the period between the date hereof and the Closing Date. Buyer and Seller further agree that as of the Closing Date, Part 3.19(c) will be updated to reflect retirements, resignations, dismissals, and discharges (each as they relate to an employee of the Company) during the period between the date of this Agreement and the Closing Date. For purposes of this Section 6.4, the employees of the Company as of the Closing Date, as reflected on Part 3.19(c) will be referred to as the "Transferred Employees."

      (b) Employment Following the Closing Date. For a period of one year commencing on the Closing Date, the Buyer will cause the Company to continue to employ the Transferred Employees and to provide the Transferred Employees with terms and conditions of employment, including wages, severance, pension, welfare and other employee benefits, but excluding any equity-based arrangements (including participation in any stock option plan or employee stock purchase plan), which are overall no less favorable in the aggregate to those provided to such Transferred Employees immediately prior to the Closing Date.

      (c) No Employee Benefits Provided by Seller. Effective as of the Closing Date, except as expressly provided in the Transition Services Agreement, Seller will cause the Transferred Employees (and their covered dependents and beneficiaries) to cease participation in, and continued accrual or provision of any benefits under, any Company Plan maintained by Seller. Effective as of the Closing Date, the Company will cease to be an adopting employer, fiduciary, plan administrator or Plan Sponsor of any Company Plan, and Seller will cause the Company Plans, to the extent necessary, to be amended to remove the Company from any of such roles as adopting employer, fiduciary, plan administrator or Plan Sponsor.

      (d) Employee Benefits Provided by Buyer. To the extent Buyer or any subsidiary of Buyer establishes any employee benefit plan, program or arrangement following the Closing Date for the Transferred Employees (a "New EB Plan"), or Buyer or any affiliate of Buyer extends coverage under any of its existing employee benefit plans, programs or arrangements following the Closing Date to the Transferred Employees (an "Existing EB Plan"), Buyer or such affiliate of Buyer (as applicable) will cause such New EB Plan or Existing EB Plan to credit the Transferred Employees with all past service with the Company for purposes of participation and vesting to the same extent recognized under a commensurate plan by Seller immediately prior to the Closing Date.

      (e) No Guarantee of Employment. Except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Transferred Employee the right to continued employment with Buyer, any affiliate of Buyer, or the Company for any period, or any benefits under any employee benefit plan, including but not limited to, any severance benefits, by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 6.4, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third parties.

                                    ARTICLE 7

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

      (a) Except as set forth in Section 7.1(b), all of Seller's representations and warranties in this Agreement (considered both individually and collectively and giving effect to the Disclosure Schedule, except for supplements) (i) must have been accurate in all material respects as of the date of this Agreement and
(ii) must be accurate in all material respects as of the Closing Date as if then made.

      (b) All of Seller's representations and warranties in this Agreement which include a materiality exception (considered individually and collectively, but without giving effect to any supplement to the Disclosure Schedule) (i) must have been accurate in all respects as of the date of this Agreement and (ii) must be accurate in all respects as of the Closing Date as if then made.

7.2 SELLER'S PERFORMANCE

      (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do not contain an express materiality provision, must have been duly performed and complied with in all material respects and those covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do contain an express materiality provision must have been duly performed and complied with in all respects.

      (b) Seller must have (i) delivered each document that Section 7.4 requires it to deliver; and (ii) performed and complied with, in all respects, each of the covenants and obligations in Sections 5.4 and 5.8 and each of the covenants and obligations that contains an express materiality qualification in this Agreement that Seller is required to perform or comply with on or before the Closing Date.

      (c) Seller must have, on or before the Closing Date, duly performed or complied with all covenants and obligations that Seller is required to perform or comply with pursuant to the Contemporaneous Transactions.

7.3 CONSENTS

      (a) Each of the Governmental Authorizations and Consents identified in
Part 3.2(b) and Schedules 4.2(b) and (c) and 4.4(g) must have been obtained and must be in full force and effect; and

      (b) Expiration or early termination of any applicable waiting period under the HSR Act must have occurred or been granted.

7.4 ADDITIONAL DOCUMENTS

      Seller must have delivered to Buyer the documents listed in Section 2.4(a) and each of the following documents:

      (a) the affidavit required by Section 11.12;

      (b) the Transition Services Agreement executed by Seller; and

      (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Article 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS

      There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any Shares, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price.

7.7 NO PROHIBITION

      There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                                    ARTICLE 8

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

      All of Buyer's representations and warranties in this Agreement (considered collectively and individually and giving effect to any Schedules delivered by Buyer to Seller, except for supplements) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

8.2 BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do not contain an express materiality provision, must have been duly performed and complied with in all material respects and those covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do contain an express materiality provision must have been duly performed and complied with in all respects.

      (b) Buyer must have (i) executed and delivered each of the documents required to be delivered by Buyer pursuant to Section 8.4, and (ii) made the cash payments required pursuant to Section 2.4(b).

      (c) Buyer must have, on or before the Closing Date, duly performed or complied with all covenants and obligations that Buyer is required to perform or comply with pursuant to the Contemporaneous Transactions.

8.3 CONSENTS

      (a) Each of the Governmental Authorizations and Consents identified in
Part 3.2(d), and Schedules 4.2(b) and (c), and 4.4(g) must have been obtained and must be in full force and effect; and

      (b) expiration or early termination of any applicable waiting period under the HSR Act shall have occurred or been granted.

8.4 ADDITIONAL DOCUMENTS

      Buyer must have delivered to Seller the documents listed in Section 2.4(b) and each of the following documents:

      (a) the Transition Services Agreement executed by Buyer; and

      (b) such documents as Seller may reasonably request for the purpose of:

            (i) evidencing the accuracy of any representation or warranty of Buyer;

            (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

            (iii) evidencing the satisfaction of any condition referred to in this Article 8; or

            (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 NO PROHIBITION

      There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                                    ARTICLE 9

                                   TERMINATION

9.1 TERMINATION EVENTS

      This Agreement may, by notice given before or immediately prior to the Closing and subject to Section 9.2, be terminated:

      (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party or parties and such breach has not been waived in writing by the other party or parties;

      (b) by Buyer if any condition in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived in writing such condition on or before such date;

      (c) by Seller, if any condition in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived in writing such condition on or before such date;

      (d) by mutual written consent of Buyer and Seller; or

      (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000 or such later date as the parties may agree upon in writing.

9.2 EFFECT OF TERMINATION

      If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the representations in Sections 4.5 and 3.26 and the obligations in Sections 13.1,
13.3 and 13.14 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the other party's covenant obligations under this Agreement or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its covenant obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; provided, further, that the sole remedy of any party which obtains actual knowledge prior to the Closing (whether through a supplemental disclosure by the other party or otherwise) that a representation or warranty made by the other party is untrue will be to elect to terminate this Agreement pursuant to Section 9.1.

                                   ARTICLE 10

                            INDEMNIFICATION; REMEDIES

10.1 SURVIVAL, RIGHT TO INDEMNIFICATION; WAIVER

      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and other Schedules, the supplements to the Disclosure Schedule and other Schedules, the certificate delivered pursuant to
Section 2.4(a)(iii), and any other certificate or document delivered pursuant to this Agreement, will survive the Closing and the consummation of the Contemplated Transactions, subject to the limitations set forth in this Section
10.1 and Sections 10.4, 10.5 and Article 11. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, except to the extent that a party obtains actual knowledge of an inaccuracy of, or failure of the other party to comply with any representation, warranty, covenant or obligation. The sole remedy of any party which obtains actual knowledge prior to the Closing (whether through a supplemental disclosure by the other party or otherwise), that a representation or warranty made by the other party is untrue, will be to elect to terminate this agreement pursuant to Section 9.1. Notwithstanding any other provision of this Agreement to the contrary (except as relates to Tax matters governed by Article 11), the provisions of this Article 10 will be the sole and exclusive remedy from and after the Closing Date for any claims arising under this Agreement, including claims of breach of any representation, warranty or covenants in this Agreement; provided, however, that the foregoing clause of this sentence will not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right to remedy arising by reason of any claim of fraud with respect to this Agreement.

10.2 INDEMNIFICATION BY SELLER

      Subject to Sections 10.4 and 10.5, Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, equity owners, controlling persons and affiliates (collectively, the "Buyer Indemnitees") for, and will pay to the Buyer Indemnitees the Adjusted Monetary Value of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

      (a) any breach of any representation or warranty made by Seller in this Agreement as of the date of this Agreement giving effect to the Disclosure Schedule and any supplements to the Disclosure Schedule;

      (b) any breach of any representation or warranty made by Seller in this Agreement as of the Closing Date giving effect to the Disclosure Schedule and any supplements to the Disclosure Schedule;

      (c) any breach of any representation or warranty made by Seller in any certificate or document delivered by Seller pursuant to this Agreement;

      (d) any breach by Seller of any covenant or obligation of Seller in this Agreement;

      (e) any aggregate Liabilities of the Company existing at or arising out of a state of facts existing at or before the Closing Date, to the extent that such Liabilities are not reflected or reserved against in the Company's 1999 Balance Sheet;

      (f) any matter disclosed in Part 3.22;

      (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

      (h) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 10.2(a) through (g); and

      (i) any Liabilities that may arise pursuant to Section 4 of that certain Settlement Agreement by and between Chromalloy Engine Services Group and the Company dated May 1, 2000.

Notwithstanding the foregoing, indemnification for breach of any representation or warranty contained in Section 3.17 or for breach of any covenant or obligation contained in Article 11 is governed by Article 11 (except as expressly set forth in this Article 10).

10.3 INDEMNIFICATION BY BUYER

      Buyer will indemnify and hold harmless Seller and its Representatives, equity owners, controlling persons and affiliates (collectively, the "Seller Indemnitees") for, and will pay to the Seller Indemnitees the monetary value of any Adverse Consequences arising, directly or indirectly, from or in connection with:

      (a) any breach of any representation or warranty made by Buyer in this Agreement or in any document (other than the certificate described in Section 2.4(b)(ii)) delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

      (c) unless a release shall be obtained from the lessor thereunder, any Liabilities arising under Company Lease Number One or Company Lease Number Two subsequent to Closing any and all Proceedings, demands or assessments incidental thereto;

      (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

      (e) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 10.3(a) through (d).

Notwithstanding the foregoing, indemnification for breach of a covenant or obligation contained in Article 11 will be governed by Article 11 (except as expressly set forth in this Article 10).

10.4 TIME LIMITATIONS

      (a) If the Closing occurs, Seller will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty, other than those in Sections 3.3, 3.17, 3.18, and 3.20, unless on or before the eighteen month anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to a breach of a representation or warranty contained in Section 3.3, 3.18, or 3.20, or a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed or complied with before the Closing Date, may be made at any time. The survival period of Section 3.17 is governed by Section 11.13.

      (b) If the Closing occurs, Buyer will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty, unless on or before the eighteen month anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller, a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed or complied with before the Closing Date may be made at any time.

10.5 LIMITATIONS ON INDEMNIFICATION--SELLER

      (a) Notwithstanding any other provisions in this Agreement, and in addition to the limitations set forth above, Seller will have no liability (for indemnification or otherwise) with respect to any breach of any of Seller's representations and warranties of which Buyer had actual knowledge on the date such representation and warranty is made or deemed made (including on the Closing Date).

      (b) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, (i) Seller will have no liability (for indemnification or otherwise) under Section 10.2 or Article 11 unless and until the monetary value of the Adverse Consequences suffered by the Buyer Indemnitees, in the aggregate, exceeds U.S.$200,000, in which event the relevant Buyer Indemnitees will only be entitled to recover amounts in respect of Seller's indemnification obligations hereunder that are in excess of U.S.$200,000, and (ii) Seller's maximum liability to the Buyer Indemnitees (other than with respect to claims under Article 11), in the aggregate, under this Agreement shall be the Purchase Price.

      (c) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, Seller will have no liability pursuant to this Article 10 and Article 11 with respect to any Liability or Adverse Consequences suffered by any Buyer Indemnitee to the extent that any Buyer Indemnitee shall already have obtained (whether pursuant to any other provision of this Article 10, Article 11 or otherwise) any recovery or other compensation with respect to such Liability or Adverse Consequences from Seller. Without limiting the foregoing, Seller will have no liability pursuant to this Article 10 and Article 11 with respect to any Liability or Adverse Consequences suffered by any Buyer Indemnitee to the extent that such Liability or Adverse Consequences relates to any Adjustment Amount paid by Seller to Buyer.

10.6 LIMITATIONS ON INDEMNIFICATION--BUYER

      (a) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, Buyer will have no liability (for indemnification or otherwise) with respect to any breach of any of Buyer's representations and warranties of which Seller had actual knowledge on the date such representation and warranty is made or deemed made (including without limitation on the Closing Date).

      (b) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, (i) Buyer will have no liability in respect of its indemnification obligations under this Agreement under Sections 10.3(a),
(b), (d) or (e) unless and until the monetary value of the Adverse Consequences suffered by the Seller Indemnitees, in the aggregate, exceeds U.S.$200,000, in which event the relevant Seller Indemnitees shall only be entitled to recover amounts in respect of Buyer's indemnification obligations hereunder that are in excess of U.S.$200,000, and (ii) Buyer's maximum liability to the Seller Indemnitees in respect of Buyer's indemnification obligations under Section 10.3, in the aggregate, shall be the Purchase Price.

10.7 PROCEDURE FOR INDEMNIFICATION--DEFENSE OF THIRD-PARTY CLAIMS

      (a) Promptly after receipt by a Person entitled to indemnity under Section
10.2 or 10.3 (an "Indemnified Person") of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Section (an "Indemnifying Person"), give notice to the Indemnifying Person of the assertion of such claim. An Indemnified Person's failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person's failure to give such notice.

      (b) If any claim referred to in Section 10.7(a) is brought against an Indemnified Person by means of a Proceeding and the Indemnified Person gives notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Person unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person or (B) the Indemnified Person consents to such compromise or settlement, which such consent will not be unreasonably withheld or delayed.

      (c) If written notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within fifteen days after the Indemnified Person's notice is given, give written notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

      (d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding (unless the Indemnifying Person is also a party to such Proceeding and the Indemnifying Person determines in good faith that joint representation would be inappropriate), but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      (e) Notwithstanding the provisions of Sections 10.7(a) through (d), any claim involving Taxes will be governed by Article 11.

10.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

      A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party obligated to indemnify and shall be paid promptly after such notice.

                                   ARTICLE 11

                                   TAX MATTERS

11.1 TAX RETURNS

      (a) Seller will prepare and file, or cause to be prepared and filed, all of the Company's Tax Returns for all taxable years or periods ending on or before the Closing Date, and Seller will pay, or cause to be paid, all Taxes shown as due thereon, (and will be entitled to all refunds thereof) except to the extent such Taxes are taken into account in the calculation of the Closing Net Book Value. Seller will prepare, or cause to be prepared, such Tax Returns using accounting methods and other practices that are consistent with those used by the Company in its prior Tax Returns. Items to be taken into account in the Company's Tax Return for the short taxable period ending on the Closing Date will be determined under the "closing-the-books" method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law). Seller will deliver, or cause to be delivered, a draft of each of the Tax Returns for the Company to Buyer not less than 75 days prior to the due date for filing such Tax Returns, and Buyer will provide Seller with its comments on, and proposed changes to, such Tax Returns not later than 45 days prior to such due date. If any aspect of such Tax Returns remains in dispute within 30 days prior to the due date for filing such Tax Returns, the matter in dispute will be submitted to a mutually acceptable, nationally-recognized firm of certified public accountants for resolution. The decision of such accountant will be final and binding on the parties, and the fees and expenses of the accountant will be paid one-half by Buyer and one-half by Seller.

      (b) Buyer will prepare and file, or cause to be prepared and filed, all of the Company's Tax Returns for all taxable years or periods ending after the Closing Date, and Buyer will pay, or cause to be paid, all Taxes shown as due thereon; provided, that with respect to any Straddle Period, Buyer will be entitled to indemnification as set forth in Section 11.3.

11.2 INDEMNIFICATION OF SELLER

      Buyer will indemnify and hold harmless Seller from and against any and all Taxes arising out of or relating to any breach of Buyer's covenants contained in this Article 11.

11.3 INDEMNIFICATION OF BUYER

      Seller will indemnify and hold harmless the Buyer Indemnitees from and against any and all Liability of the Company for Taxes arising out of or relating to: (a) the Pre-Closing Period that have not been paid prior to the Closing Date and are not taken into account in the calculation of the Closing Net Book Value; (b) any member of an affiliated group with which the Company has filed a Tax Return on a consolidated, combined or unitary basis; and (c) any Adverse Consequences arising, directly or indirectly, from or in connection with any breach of the representations and warranties contained in Section 3.17 of this Agreement or of Seller's covenants contained in this Article 11.

11.4 APPORTIONMENT OF TAXES

      With respect to any Straddle Period, Buyer and Seller will, to the extent permitted by law, elect to treat the Closing Date as the last day of the taxable year or period of the Company and will apportion any Taxes arising in a Straddle Period to the Pre-Closing Period under the "closing-the-books" method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law). In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, any Taxes arising in a Straddle Period will be apportioned to the Pre-Closing Period and the period beginning after the Closing Date based on a closing of the books of the Company; provided that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis and (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account.

11.5 INDEMNIFICATION PROCESS

      Buyer will notify Seller in writing ("Buyer's Notice") promptly upon receipt by Buyer or the Company of notice of any pending or Threatened Tax audits or assessments which may materially affect the Tax liabilities of the Company or Seller or for which Seller could be required to indemnify Buyer pursuant to Section 11.3 (a "Tax Claim"). If (i) Buyer's Notice is not given within 30 days of Buyer's receipt of written notice of the Tax Claim, or (ii) Buyer's Notice fails to reasonably describe such notice, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Seller will not be liable to the Buyer to the extent the Seller's ability to effectively contest the Tax Claim is prejudiced.

      In the event of a third-party claim for Taxes, Buyer will permit Seller, at its expense, to control any Proceeding relating to any taxable year or period of the Company ending on or before the Closing Date. Seller will not settle or otherwise compromise any issue or matter on a basis that could adversely affect Buyer's liability for Taxes (including any indemnification for Taxes pursuant to Section 11.2 or the imposition of tax deficiencies) without Buyer's prior written consent, which consent will not be unreasonably withheld. If Seller does not assume the defense of any such Proceeding, Buyer may, without any effect to its right of indemnification by Seller under this Article 11, defend the same in such manner as it may deem appropriate. No claim for Taxes relating to a Pre-closing Period will be settled, either administratively or after commencement of litigation, on a basis that could adversely affect the Seller's liability for Taxes (including any indemnification for Taxes pursuant to Section
11.3 or the imposition of tax deficiencies) without Seller's prior written consent, which consent shall not be unreasonably withheld. Buyer will control any Proceeding relating to any taxable year or period of the Company ending after the Closing Date.

11.6 TIMING OF PAYMENT

      Payment of any amounts due under this Article 11 will be made by Seller or Buyer, as the case may be, within 14 days of the receipt of reasonable evidence establishing that such a payment is required. If a payment of any amount due under this Article 11 is not made within 14 days of the receipt of such request, interest will accrue at the federal "underpayment" rate set forth at Section 6621(a)(2) of the Code beginning the date of the receipt of such request.

11.7 CHARACTERIZATION OF INDEMNITY PAYMENT

      All amounts paid by Buyer or Seller, as the case may be, by reason of Sections 10.2, 10.3, 11.2 and 11.3 will be treated to the extent permitted under applicable Legal Requirements as adjustments to the Purchase Price for all Tax purposes.

11.8 TRANSACTIONAL TAXES

      Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any U.S. federal, state or local taxing authority in connection with the Contemplated Transactions will be borne by Seller regardless of which party is obligated to pay such Tax under applicable Legal Requirements; any such Taxes or fees imposed by any Swiss or other European national or local taxing authority in connection with the Contemplated Transactions will be borne by Buyer regardless of which party is obligated to pay such Tax under applicable Legal Requirements. Buyer and Seller will cooperate in timely making and filing all Tax Returns as may be required to comply with Legal Requirements relating to such Taxes.

11.9 TAX SHARING AGREEMENTS

      Seller will cause the Company to terminate as of the Closing Date any Tax sharing, indemnity or allocation agreement between the Company and any other party.

11.10 TAX ELECTIONS; NET OPERATING LOSSES

      From and after the date hereof, Seller will not, without the prior written consent of Buyer (which consent may not be unreasonably withheld), make or revoke, or cause or permit to be made or revoked, any Tax election with respect to the Company. Notwithstanding the foregoing, Seller intends to reattribute all of the Company's net operating losses ("NOLs") to Seller's consolidated group prior to the Closing Date and Buyer hereby agrees to cooperate with Seller and the Company in furtherance thereof, including participating fully in a timely manner in all requirements of Treasury Regulation Sections 1.1502-20(g) and 1.1502-96(b) in order to allow Seller to reattribute the Company's NOLs to Seller's consolidated group.

11.11 TAX RECORDS

      Seller will make available to Buyer such records as Buyer may require for the preparation of any Tax Return and such records as Buyer may require for the defense of any Proceeding concerning such Tax Return. Buyer will make available to Seller such records as Seller may require for the preparation of any Tax Return and such records as Seller may require for the defense of any Proceeding concerning any such Tax Return.

11.12 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

      At the Closing, Seller will deliver an affidavit stating, under penalties of perjury, Seller's U.S. taxpayer identification number and that Seller is not a "foreign person" as defined in Section 1445 of the Code.

11.13 MISCELLANEOUS

      (a) Except as expressly provided in Article 10, this Article 11 and the representations and warranties in Section 3.17 are the sole such provisions in this Agreement governing Tax matters. Except as expressly provided in Article 10, this Article 11 is the sole provision governing indemnification for Tax matters addressed in Section 3.17 and in this Article 11.

      (b) The covenants and agreements of the parties contained in this Article 11 and the representations and warranties contained in Section 3.17 will survive the Closing and will remain in full force and effect until six months following the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Buyer or Seller under Sections 11.2 and 11.3 of this Agreement.

                                   ARTICLE 12

                                OTHER AGREEMENTS

12.1 PUT OPTION WITH RESPECT TO RUN-OUT ENGINES

      (a) As of the Closing Date and for a period of three years thereafter (the "Exercise Period"), Buyer and Company hereby irrevocably grant and issue to Seller the right and option (the "Put Option") to sell any and all of the Run-Out Engines to the Company. The Put Option is exercisable by Seller with respect to each Run-Out Engine at any time after the Put Exercise Date as contained in Schedule 12.1 by the delivery to the Company and Buyer of a written notice identifying such Run-Out Engine and the Put Exercise Price. All Run-Out Engines delivered pursuant to the exercise of the Put Option will be free of all Encumbrances. Seller shall not be required to exercise the Put Option with respect to any or all of the Run-Out Engines.

      (b) The exercise price for the Put Option (the "Put Exercise Price") for each of the Run-Out Engines will be equal to the amount set forth on Schedule 12.1.

      (c) Within 30 days of receipt of the notice delivered pursuant to Section 12.1(a), Buyer will cause the Company to, and the Company will, transfer to Seller the amount of the Put Exercise Price and Seller will deliver (at its expense) the Run-Out Engines with respect to which the Put Option is exercised to the Company's facility in California.

12.2 SALES OF INVENTORY

      (a) Within 24 months following the Closing Date (the "Sales Period"), the Company shall, in a reasonable commercial manner consistent with past practice, dispose of the May 31 Inventory owned by the Company on the Closing Date. The value received for the disposition of such May 31 Inventory after the Closing Date shall be known as the "Disposition Value".

      (b) For the purposes of this Section 12.2, the following terms will apply:

            (i) "WLFC Revenue Adjustment" will mean the proportion of the Disposition Value which Buyer will pay, or will cause the Company to pay, to Seller within one month after the expiration of each calendar quarter in the Sales Period.

            (ii) The "Lower Threshold" will equal 105% of the Inventory Value.

            (iii) The "Middle Threshold" will equal 118.333% of the Inventory Value.

            (iv) The "Upper Threshold" will equal 138.333% of the Inventory
      Value.

      (c) The WLFC Revenue Adjustment will be calculated as follows:

            (i) If the Disposition Value is less than or equal to the Lower Threshold, the WLFC Revenue Adjustment will equal zero.

            (ii) If the Disposition Value is greater than the Lower Threshold but is less than or equal to the Middle Threshold, the WLFC Revenue Adjustment will equal the difference between the Disposition Value and the Lower Threshold.

            (iii) If the Disposition Value is greater than the Middle Threshold but is less than or equal to the Upper Threshold, the WLFC Revenue Adjustment will equal the sum of:

                  (1) the difference between the Middle Threshold and the Lower
            Threshold; and

                  (2) 75% of the difference between the Disposition Value and the Middle Threshold.

            (iv) If the Disposition Value is greater than the Upper Threshold, the WLFC Revenue Adjustment will equal the sum of:

                  (1) the difference between the Middle Threshold and the Lower Threshold;

                  (2) 75% of the difference between the Upper Threshold and the Middle Threshold; and

                  (3) 50% of the difference between the Disposition Value and the Upper Threshold.

      (d) Buyer will cause the Company to consult with Seller as to the manner and the terms of any transaction (or series of transactions) that results in a disposition of the Closing Date Inventory for consideration in excess of U.S.$1,000,000.

      (e) After the Closing Date and until the 24 month anniversary of the Closing Date, Buyer will provide Seller with monthly reports of sales of the May 31 Inventory made in the previous month. Upon Seller's request and at Seller's cost and expense, Buyer will provide Seller with an accounting of all matters relating to Sections 12.2(a) through (d) and will make all books and records relating to any of the forgoing matters available to Seller upon reasonable notice, during normal business hours.

12.3 UCC TERMINATION STATEMENTS AND RELEASES

      As promptly as practicable after the Closing Date and after receipt from First Union National Bank, Seller will deliver to Buyer a release from First Union National Bank of the obligations of Company under the Revolving Credit Agreement and UCC termination statements or amendments to UCC filings, as and if applicable, relating to the Company's assets covered by the Revolving Credit Agreement (the "Termination Statements").

12.4 ESTIMATION OF INVENTORY VALUE

      No later than ten days prior to Closing, Seller will deliver to Buyer a statement based on the Company's unaudited balance sheet at October 31, 2000 reflecting the Adjusted Net Book Value calculated as of October 31, 2000 instead of as of the Closing Date ("Estimated Adjusted Net Book Value") and the estimated Closing Date Inventory Value calculated as of October 31, 2000 instead of as of the Closing Date ("Estimated Closing Date Inventory Value").

12.5 NO USE OF "WILLIS" NAME

      After the Closing, Buyer will use reasonable commercial efforts to cease using any Marks, Net Names or other Intellectual Property containing "Willis;" provided that Buyer shall have all right, title and interest in and to the acronym "WASI."

                                   ARTICLE 13

                               GENERAL PROVISIONS

13.1 EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Seller will pay all amounts payable to Seller's Broker and Buyer will pay all amounts payable to Buyer's Broker in connection with this Agreement and the Contemplated Transactions. Buyer will pay the HSR Act filing fee. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2 PUBLIC ANNOUNCEMENTS

      Any public announcement with respect to this Agreement or the Contemplated Transactions will be issued by Buyer or Seller, if at all, at such time and in such manner as Buyer and Seller shall mutually agree, except as required by Legal Requirements, or as required by any stock exchange or stock market rule, regulation or requirement. Neither Buyer nor Seller (nor any of their respective affiliates) will make any disclosure of the Contemplated Transaction to any Person (other than its Representatives and rating agencies that rate such parties' securities), except with the prior written consent of Seller or Buyer, as applicable, as required by Legal Requirements, or as required by any stock exchange or stock market rule, regulation or requirement. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

13.3 CONFIDENTIALITY

      Beginning on the date of this Agreement and continuing indefinitely thereafter, the parties will maintain in confidence, and will cause the Representatives of Buyer, Seller, and the Company (including each of Buyer's and Seller's respective affiliates) to maintain in confidence, and not use to the detriment of another party or the Company, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings or as required by Legal Requirements. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

13.4 NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other party):

      Seller:

      Willis Lease Finance Corporation

      Attention:        Charles F. Willis, IV
                        President and Chief Executive Officer
      Address:          2320 Marinship Way
                        Suite 300
                        Sausalito, California 94965
      Facsimile No.:    (415) 331-5167
      E-mail Address:   cwillis@wlfc.com

      with a copy to:

      Gibson, Dunn & Crutcher LLP

      Attention:        Douglas Smith, Esq.
      Address:          One Montgomery Street, Suite 3100
                        San Francisco, California  94104
      Facsimile No.:    (415) 374-8411
      E-mail Address:   dsmith@gdclaw.com

      Buyer:

      SR Technics Group America, Inc.

      Attention:        Hans Ulrich Beyeler
                        President and Chief Executive Officer
      Address:          CH-8058
                        Zurich Airport
                        Zurich, Switzerland

      Facsimile No.:    011-41-1-812-9100
      E-mail Address:   hbeyeler@sairgroup.com
      with a copy to:

      Baker & McKenzie

      Attention:        Dieter A. Schmitz, Esq.
      Address:          One Prudential Plaza
                        Suite 3900
                        130 East Randolph Drive
                        Chicago, Illinois 60601
      Facsimile No.:    312-861-2899
      E-mail Address:   dieter.a.schmitz@bakernet.com

13.5 FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

13.6 INCORPORATION OF SCHEDULES

      The Schedules identified in this Agreement, including the Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

13.7 ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes and terminates all prior agreements among the parties with respect to its subject matter (other than (i) the Confidential Declaration, dated October 29, 1999, between Buyer and Seller and (ii) the Letter Amendment to Confidential Declaration, dated February 10, 2000, between Buyer and Seller) and constitutes (along with the Ancillary Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 DISCLOSURE SCHEDULE

The statements in the Disclosure Schedule, and those in any supplement thereto, relate to the provisions in the Section of the Agreement to which they expressly relate and not to any other provision unless clear cross-reference has been made therein.

13.9 TIME OF ESSENCE

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.10 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

      No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which will not be unreasonably withheld except that Buyer may assign any of its rights (including the right to receive the Shares) and delegate any of its obligations under this Agreement to any SAirGroup Affiliate so long as Buyer guarantees the SAirGroup Affiliate's performance under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the parties' successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.11.

13.12 ENFORCEMENT OF AGREEMENT

      (a) Seller acknowledges and agrees that Buyer could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, Seller agrees that, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

      (b) Buyer acknowledges and agrees that Seller could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, Buyer agrees that, in addition to any other right or remedy to which Seller may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.13 WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.14 ARBITRATION SERVICE OF PROCESS

      (a) Any Proceeding arising out of or relating to this Agreement (or breach thereof) whether arising in tort, contract or otherwise, will be in accordance with the following procedures:

            (i) The parties, on written notice of a Proceeding given by one party to the other, will first consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an equitable solution.

            (ii) If the parties are unable to reach such a solution within a period of 30 days from the date of the receipt of a written notice of the controversy or claim given by the party requesting good faith negotiations, the controversy or claim will be referred to the Chief Executive Officer of each party. The respective Chief Executive Officers will negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an equitable solution.

            (iii) If the respective Chief Executive Officers are unable to reach such a solution within a period of 30 days from the referral of such Proceeding, an independent mediator chosen by both Members will attempt to resolve such controversy or claim.

            (iv) If the parties are unable to agree mutually upon a mediator, then the mediator will be appointed by the American Arbitration Association in the New York metropolitan area ("AAA") in accordance with then-current commercial rules of mediation thereof. The mediation process will be held in the New York metropolitan area.

            (v) If such Proceeding cannot be resolved by mediation within 60 days after the party raising the controversy or claim first notifies the other party thereof in writing, then the Proceeding will be submitted to AAA for binding arbitration, to be held in the New York, New York metropolitan area, in accordance with the then-current commercial arbitration rules of AAA.

      (b) The award from any binding arbitration will be binding upon the parties and their successors and permitted assigns, whether or not any party fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      (c) The arbitrator will have the power to issue injunctions and otherwise to grant equitable relief, and will award legal fees and costs (including fees and costs incurred by AAA and by the arbitrator) to the prevailing party. The arbitrator will not have the power to award punitive, exemplary or indirect damages.

      (d) Except as may be otherwise ordered by the arbitrator in accordance with Section 13.14, each party will bear its own costs and expenses in connection with any proceeding commenced under this Section 13.14 including, without limitation, legal fees and disbursements, travel expenses, witness fees and costs, photocopying and other preparation expenses. The costs and other fees charged by the independent mediator or AAA, whether in connection with a mediation and/or arbitration, will be shared equally by the parties.

      (e) The Parties agree that except as specifically provided herein all other provisions of the Agreement will remain in full force and effect and are specifically adopted and affirmed by each Party.

13.15 GOVERNING LAW

      This Agreement will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles that would require the application of any other law.

13.16 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                        SR TECHNICS GROUP AMERICA, INC.

                                        By: /S/ HANS WEDER
                                           -------------------------------------
                                           Hans Weder
                                           Authorized Representative

                                        WILLIS LEASE FINANCE CORPORATION

                                        By: /S/ HANS ULRICH BEYELER
                                           -------------------------------------
                                           Hans Ulrich Beyeler
                                           President and Chief Executive Officer

                                        WILLIS LEASE FINANCE CORPORATION

                                        By: /S/ CHARLES F. WILLIS, IV
                                           -------------------------------------
                                           Charles F. Willis, IV
                                           Chief Executive Officer and President

                                 GUARANTY BY SRT

                                (THIS "GUARANTY")

1.    GUARANTY

      (a) SRT hereby guarantees to Seller the full and prompt payment and performance of each and all of Buyer's obligations under the terms and conditions of this Agreement.

      (b) The liability of SRT hereunder is independent of and not in consideration of or contingent upon the liability of Buyer and a separate action or actions may be brought and prosecuted against SRT, whether or not any action is brought or prosecuted against Buyer or Buyer is joined in any such action or actions. SRT's obligations under this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment (and not merely of collection) and performance of all of Buyer's obligations without regard to: (i) any defense (other than payment), setoff or counterclaim that may at any time be available to Buyer against, and any right of setoff at any time held by, Seller; or (ii) any other circumstance whatsoever (with or without notice to or knowledge of SRT), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of Buyer, in bankruptcy or in any other instance.

2. REPRESENTATIONS AND WARRANTIES

      SRT represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

      (a) SRT has either (i) a preexisting business relationship with either the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Interests by virtue of its financial expertise or of professional advisors to Buyer who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

      (b) SRT is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

      (c) SRT is the only direct and/or indirect equity owner of Buyer.

      (d) The purchase of the Shares by Buyer is permitted by the laws of the United States, Switzerland and the European Union and the purchase and, except as set forth on Schedule 4.4(g) of the Agreement, the sale of the Interests does not require the filing of any notice, permit, registration or qualification with any governmental entity of the United States, Switzerland or the European Union.

      (e) SRT is a company duly organized and validly existing under the laws of Switzerland with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. SRT has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder, which actions have been duly authorized and approved by all necessary corporate action of SRT. Assuming the execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of SRT, enforceable against SRT in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Except as set forth in
Schedule 4.2(b) of the Agreement, SRT is not and will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of this Agreement. Except as set forth in Schedule 4.2(c) of the Agreement, neither the execution and delivery of this Agreement by SRT nor the consummation or performance this Agreement by SRT will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of SRT's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of SRT;

            (iii) any material Legal Requirement or Order to which SRT may be subject; or

            (iv) any material provision or term of any Contract to which SRT is a party or by which SRT may be bound.

3. WAIVERS

      (a) In connection with this Guaranty, SRT waives:

            (i) the right to require Seller to proceed against Buyer or to pursue any other remedy in Seller's power whatsoever;

            (ii) all rights and benefits under any applicable law purporting to reduce a guarantor's obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

            (iii) the benefit of any statute of limitations affecting SRT's liability hereunder;

            (iv) any requirement of marshalling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by Seller;

            (v) any right to assert against Seller any defense (legal or equitable), setoff, counterclaim and other right that SRT may now or any time hereafter have against Buyer;

            (vi) promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Seller against, and any other notice to, SRT;

            (vii) all defenses that at any time may be available to any guarantor by virtue of any valuation, stay, moratorium or other law now or hereafter in effect and ALL RIGHTS AND DEFENSES THAT ARE OR MAY BECOME AVAILABLE TO SUCH GUARANTOR BY REASON OF APPLICABLE LAW.

      (b) SRT WAIVES ANY AND ALL RIGHTS OF SUBROGATION, INDEMNITY OR REIMBURSEMENT, AND ANY AND ALL BENEFITS OF AND RIGHTS TO ENFORCE ANY POWER, RIGHT OR REMEDY THAT SELLER MAY NOW OR HEREAFTER HAVE WITH RESPECT TO CLAIMS AGAINST AND OBLIGATIONS TO BUYER, AND ANY AND ALL OTHER RIGHTS AND CLAIMS (AS DEFINED IN TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE") ANY GUARANTOR MAY HAVE AGAINST THE BUYER, UNDER ANY APPLICABLE LAW. SRT agrees that it shall be bound by each and every ruling, order and judgment obtained by Seller against Buyer in respect of its obligations under this Agreement, whether or not SRT is a party to, or has received notice of, the action or proceeding in which such ruling, order or judgment is issued and rendered.

                                        Solely with respect to this Guaranty:

                                        SR TECHNICS GROUP


                                        By: /s/ Hans Ulrich Beyeler
                                           -------------------------------------
                                           Hans Ulrich Beyeler
                                           Chief Executive Officer


                                        By: /s/ Georg Radon
                                           -------------------------------------
                                           Georg Radon
                                           Vice President and
                                           Chief Executive Officer

                                  Schedule 1.2

                                   Definitions

      "Accounts Receivable" is defined in Section 3.6.

      "Adjusted Monetary Value" means the product of the following formula:

            AMV = MV x (1 / (1- HP)).

            For the purposes of the above formula, the following terms will have the following meanings:

            "AMV" means Adjusted Monetary Value.

            "MV" means the monetary value of the Adverse Consequences.

            "HP" means the percentage of the issued and outstanding shares of common stock of the Seller owned by the Buyer as of the date Buyer receives payment for indemnification under Article 10 or 11.

      "Adjusted Net Book Value" is defined in Section 2.6(a).

      "Adjustment Amount" is defined in Section 2.6(e).

      "Adjusted Statement" is defined in Section 2.6(b).

      "Adverse Consequence" means any Liability, loss, damage, claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties, and reasonable legal fees and costs), whether or not involving a third-party claim.

      "Agreement" means this Share Purchase Agreement.

      "Ancillary Agreement(s)" means the Company's Release, the Termination Statements, the Transition Services Agreement and the other agreements prepared pursuant to the Contemplated Transactions.

      "Buyer" is defined in the first paragraph of this Agreement.

      "Buyer Indemnitees" is defined in Section 10.2.

      "Buyer's Advisors" is defined in Section 5.1.

      "Buyer's Broker" is defined in Section 4.5.

      "Buyer's Notice" is defined in Section 11.5.

      "Closing" means the consummation and completion of the purchase and sale of the Shares.

      "Closing Date" means the date on which the Closing actually takes place.

      "Closing Date Inventory Value" is defined in Section 2.5.

      "Code" means the United States Internal Revenue Code of 1986.

      "Company" is defined in the Preliminary Statement.

      "Company May 31 Balance Sheet" is defined in Section 3.4.

      "Company's 1999 Balance Sheet" is defined in Section 3.4.

      "Company Contract" means any Contract to which the Company is a party (a) under which the Company has or may acquire rights, (b) under which the Company is or may become subject to Liability, or (c) by which the Company or any of its assets is or may become bound.

      "Company Lease Number One" means the Lease and addendum dated April 13, 2000 for 6495 Marindustry Place, San Diego, California, by and between R.E. Hazard Contracting Company as lessor and Seller as lessee.

      "Company Lease Number Two" means the Lease dated January 1, 1999 for 7007 Consolidated Way, San Diego, California, by and between Miramar Investments Ltd as lessor and Seller as lessee and the subsequent Sublease dated June 1, 1999 by and between Miramar Investments Limited as lessor and Company as sublessor and the subsequent Assignment dated June 1, 1999 by and between Seller as lessee and Pacific Gas Turbine LLC as sublessee.

      "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

      "Company Plan" means all Plans of which the Company or an ERISA Affiliate is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate otherwise participates or has participated.

      "Company's Release" is defined in Section 2.4(a)(ii).

      "Consent" means any approval, consent, ratification, waiver, or other authorization.

      "Consulting Agreement" means the Consulting Agreement in the form attached hereto as Exhibit C.

      "Contemplated Transactions" means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Shares, the performance by the parties of their other obligations under this Agreement, and the execution, delivery, and performance of the Ancillary Agreements.

      "Contemporaneous Transaction(s)" means (a) Buyer's acquisition of 50% of the member interests in Pacific Gas Turbine Center, LLC, a Delaware limited liability company, (b) Buyer's sale-leaseback of 5 aircraft engines with a value of approximately U.S.$42,686,000, and (c) the investment by FlightTechnics, LLC, an affiliate of Flightlease, of approximately U.S.$19,500,000 through the purchase of 1,300,000 newly issued shares of Seller's common stock, par value U.S.$0.01 at the price of U.S.$15.00 per share.

      "Contract" means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation (whether written or oral) that is legally binding.

      "Contravene" -- an act or omission would "Contravene" something if, as the context requires:

      (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

      (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

      (c) the act or omission would result in the creation of an Encumbrance on the stock or assets of the Company.

      "Copyrights" is defined in Section 3.13(a)(iii).

      "Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "Disposition Value" is defined in Section 12.2(a).

      "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction.

      "Environment" means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other similar medium or natural resource.

      "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, Liability, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

      (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

      (b) any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial, or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law;

      (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether required or requested by any Governmental Body ) and for any natural resource damage; or

      (d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

      "Environmental Law" means all laws (including common law), ordinances, rules, regulations, orders, judgments, or decrees of the United States, any applicable state, county, city or other political subdivision, agency or municipality thereof governing or regulating the environment, or regulating, relating to or imposing liability (including strict liability) with respect to standards or conduct concerning any Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901, et seq.) ("RCRA"), as amended form time to time, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), as amended form time to time, the Toxic Substance Control Act, the Clean Water Act, the Clean Air Act, and the regulations promulgated thereunder.

      "Environmental Permits" means any and all Governmental Authorizations issued pursuant to any Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any other Person that, together with the Company, would be treated as a single employer under Code Section 414.

      "Estimated Adjusted Net Book Value" is defined in Section 12.4.

      "Estimated Closing Date Inventory Value" is defined in Section 12.4.

      "Exercise Period" is defined in Section 12.1(a).

      "Existing EB Plan" is defined in Section 6.3(d).

      "Facility" means any Real Property or tangible personal property interest owned or operated by the Company, including the Real Property and tangible personal property used or operated by the Company at the respective locations of the Real Property listed in Part 3.11(a). For purposes of Section 3.20, the term also includes any Real Property or tangible personal property interest formerly owned or operated by the Company or any predecessor Person.

      "Financial Statements" is defined in Section 3.4.

      "Flightlease" means Flightlease AG, a company organized under the laws of Switzerland and an SAirGroup Affiliate.

      "GAAP" means generally accepted accounting principles for financial reporting in the United States.

      "Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" means any:

      (a) nation, region, state, county, city, town, village, district, or other jurisdiction;

      (b) federal, state, local, municipal, foreign or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal);

      (d) multinational organization;

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; and

      (f) official of any of the foregoing.

      "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "Improvements" means all buildings, structures, fixtures and other improvements located on the Real Property.

      "Indemnified Person" is defined in Section 10.7(a).

      "Indemnifying Person" is defined in Section 10.7(a).

      "Initial Inventory Value" is defined in Section 2.5.

      "Initial Purchase Price" is defined in Section 2.2.

      "Intellectual Property" is defined in Section 3.13(a).

      "Inventory" means inventories of raw materials and purchased parts, work-in-process, finished goods and supplies, wherever located.

      "Inventory Value" means the Initial Inventory Value minus the Sold Inventory Valuation Adjustment.

      "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of Treasury.

      "Knowledge" (i) an individual will be considered to have "Knowledge" of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of such individual's duties as an officer or director of an entity to which such fact or matter relates and (ii) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving, as a director, manager or senior executive, officer, partner, executor, or trustee of that entity (or in similar capacity) has, Knowledge of the fact or matter.

      "Legal Requirement" means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing.

      "Liabilities" or "Liability" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate, or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

      "Lower Threshold" is defined in Section 12.2(b)(ii).

      "Marks" is defined in Section 3.13(a)(i).

      "Material Adverse Effect" -- something would be considered to have a "Material Adverse Effect" on the Company if it is an event or occurrence that materially adversely affects the financial condition, operations, results of operations, assets or properties (considered in the aggregate) of the Company; provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) general industry or economic conditions affecting the U.S., Swiss, European Union or world economy as a whole, (ii) conditions affecting the commercial airline, the aircraft or aircraft engines manufacturing, the aircraft or aircraft engine parts or repair industry, so long as such conditions do not affect the Company in a disproportionate manner, or (iii) any disruption of customer, supplier or employee relationships resulting from the announcement of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. "May 31 Inventory" is defined in Section 2.5.

      "Middle Threshold" is defined in Section 12.2(b)(iii).

      "Multiemployer Plan" has the meaning specified in ERISA Section 3(37)(A).

      "Net Names" is defined in Section 3.13(a)(v).

      "Neutral Auditors" is defined in Section 2.6(d).

      "Neutral Auditors' Notice" is defined in Section 2.6(d).

      "New EB Plan" is defined in Section 6.3(d).

      "New Inventory" is defined in Section 2.5(b).

      "New Inventory Valuation Adjustment" is defined in Section 2.5(b).

      "Notice of Dispute" is defined in Section 2.6(c).

      "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards designed to provide safe and healthful working conditions.

      "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

      "Ordinary Course of Business" refers to actions taken in the Company's normal operation, consistent with its past practice.

      "Organizational Document" means any charter, articles, bylaws, certificate, statement, statutes, or similar document adopted, filed or registered in connection with the creation, formation, or organization of an entity, and any Contract among all equityholders, partners or members of an entity.

      "Other Benefit Obligation" means any obligation, arrangement, or customary practice of an entity, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

      "Part" means a part of the Disclosure Schedule.

      "Patents" is defined in Section 3.13(a)(ii).

      "Person" refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equityholders or members.

      "Plan" has the meaning specified in ERISA Section 3(3).

      "Plan Sponsor" has the meaning specified in ERISA Section 3(16)(B).

      "Pre-Closing Period" means the taxable period (including all prior taxable years or periods) ending on and including the Closing Date, including that portion of any Straddle Period ending on the Closing Date.

      "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Purchase Price" is defined in Section 2.2.

      "Put Exercise Price" is defined in Section 12.1(b).

      "Put Option" is defined in Section 12.1(a).

      "Qualified Plan" means any Company Plan that meets or purports to meet the requirements of Code Section 401(a).

      "Real Property" means all real property of the Company, including all parcels and tracts of land in which the Company has a fee simple estate or a leasehold estate, and all Improvements, easements and appurtenances thereto.

      "Related Person" means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual's family (by blood, marriage or adoption), a member of the individual's household, an entity in which the individual participates in management, or an employee or employer of the individual. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act.

      "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "Repair and Overhaul Adjustment" is defined in Section 2.5(c).

      "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant, or other representative of that Person.

      "Resolution Period" is defined in Section 2.6(c).

      "Revolving Credit Agreement" means the Amended and Restated Credit Agreement dated February 10, 2000 by and among Seller, the Company and certain banking institutions named therein with First Union National Bank as Co-Arranger and Administrative Agent, Banc of America Securities LLC as Co-Arranger and Syndication Agent and Bank of America as Appraisal Agent.

      "RMA" means a request by a customer to return parts removed from a customer's engine to the Company because such parts are not repairable.

      "Run-Out Engines" mean the engines set forth in on Schedule 12.1.

      "SAirGroup Affiliate" has the meaning ascribed it in the Stockholders' Agreement.

      "Sales Period" is defined in Section 12.2(a).

      "Securities Act" means the Securities Act of 1933.

      "Seller" is defined in the first paragraph of this Agreement.

      "Seller Indemnitees" is defined in Section 10.3.

      "Seller's Broker" is defined in Section 3.25.

      "Seller's Option" is defined in Section 5.9.

      "Shares" is defined in the Preliminary Statement.

      "Sold Inventory" is defined in Section 2.5(a).

      "Sold Inventory Valuation Adjustment" is defined in Section 2.5(a).

      "SRT" is defined in Section 2.4(b).

      "Stockholders' Agreement" means the Stockholders' Agreement by and among Seller, Charles F. Willis, IV, CFW Partners, L.P., the Austin Chandler Willis 1995 Irrevocable Trust and FlightTechnics, LLC, dated as of the Closing Date.

      "Straddle Period" means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

      "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

      "Tax Claim" is defined in Section 11.5.

      "Tax Return" means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

      "Termination Statements" is defined in Section 12.3.

      "Threatened" -- an action or matter would be considered to have been "Threatened" if a demand or statement has been made (whether orally or in writing) or a notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

      "Trade Secrets" is defined in Section 3.13(a)(iv).

      "Transaction Documents" mean those documents related to the Contemplated Transactions, including the Investment Agreement among Seller, Flightlease, FlightTechnics, LLC, Buyer and SRT, dated as of the Closing Date; the Member Interest Purchase Agreement by and among Buyer, SRT and Seller regarding Pacific Gas Turbine Corporation, dated as of the Closing Date; and the Stockholders' Agreement.

      "Transferred Employees" is defined in Section 6.4(a).

      "Transition Services Agreement" means the Transition Services Agreement in the form of Exhibit B.

      "Upper Threshold" is defined in Section 12.2(b)(iv).

      "VEBA" means a voluntary employees' beneficiary association under Code
Section 501(c)(9).

      "WLFC Revenue Adjustment" is defined in Section 12(b)(i).


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